EXHIBIT 99.1

Donegal Group Inc. Announces Significantly Improved Fourth Quarter and Full Year 2015 Results

MARIETTA, Pa., Feb. 19, 2016 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the fourth quarter and full year of 2015. Significant developments include:

  Net income and operating income1 for the fourth quarter of 2015 increased by more than 70% over amounts for the fourth quarter of 2014, largely due to lower non-weather losses in the 2015 period
  Net income and operating income for the full year of 2015 increased by approximately 84% and 105%, respectively, from the levels for the full year of 2014, largely due to improved underwriting results in 2015
  Statutory combined ratio1 of 98.9% for the fourth quarter of 2015, improved from 101.8% for the prior-year fourth quarter
  Statutory combined ratio of 97.4% for the full year of 2015, improved from 100.5% for the prior year
  Net premiums written increased 9.1% and 8.6% for the fourth quarter and full year of 2015, respectively, primarily reflecting growth in commercial lines
  Book value per share of $15.66 at December 31, 2015, compared to $15.40 at year-end 2014

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$155,557	$144,211	7.9%	$605,641	$556,498	8.8%
Investment income, net	5,444	4,815	13.1	20,950	18,344	14.2
Realized gains	1,251	837	49.5	1,934	3,134	-38.3
Total revenues	163,796	151,591	8.1	636,387	586,548	8.5
Net income	7,764	4,486	73.1	26,770	14,539	84.1
Operating income[1]	6,950	3,934	76.7	25,513	12,471	104.6

Per Share Data
Net income – Class A (diluted)	$0.28	$0.17	64.7%	$0.98	$0.55	78.2%
Operating income – Class A (diluted)	0.25	0.15	66.7	0.93	0.47	97.9
Book value	15.66	15.40	1.7	15.66	15.40	1.7

[1]The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “Donegal Group achieved strong performance across nearly all lines of business in 2015, with full-year earnings nearly double the prior-year amount. The favorable results reinforce our commitment to Donegal’s regional business approach and conservative underwriting philosophy, while also confirming that we are making meaningful progress toward our long-term objective of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

“Within our 21-state operating territory, we offer a steadfast commitment to our independent insurance agents and policyholders that Donegal will be there when it matters most. We believe that commitment was integral to our continued expansion in 2015, with organic growth across all regions representing the majority of the increase in our net premiums written for the year. We believe that commitment will be the key to our future growth and success as well. Throughout 2015, growth in our net premiums written also reflected additional net writings from our Michigan Insurance Company (“MICO”) subsidiary.  Those additional writings resulted from our decision to terminate MICO’s external quota-share reinsurance agreement effective January 1, 2015,” Mr. Burke added.

Mr. Burke noted, “We are continuing to obtain low-single-digit premium increases, on average, as commercial accounts renew their policies with Donegal. We recognize that our emphasis on supporting our agency relationships is essential to increasing the flow of their best new commercial business to us. Agents routinely express their appreciation for Donegal’s competitive products, best-in-class technology, prompt claim handling and customer service tailored to fit their specific needs and the characteristics of our regional markets.

“Our agents also serve as an important resource for their personal lines customers in making purchasing and insurance coverage decisions. We believe our highly acclaimed agency technology tools, comprehensive coverages and expanding use of predictive modeling have positioned us well to provide competitive homeowner and automobile insurance products within the regions we serve,” Mr. Burke noted.

Donald H. Nikolaus, Chairman, further remarked, “The Donegal Insurance Group, which includes Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group, marked an important milestone in 2015, as its total direct premiums written eclipsed $800 million.  This accomplishment reflects our competitive market position within our operating regions. We believe the Donegal Insurance Group is well-positioned to continue its expansion, which in turn will help Donegal Group to deliver on its long-term commitment to enhance stockholder value.”

Mr. Nikolaus added, “At December 31, 2015, our book value per share increased to $15.66, compared to $15.40 at December 31, 2014. The increase in book value per share reflected our positive earnings for the full year of 2015.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and seven Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$51,048	$48,498	5.3%	$214,610	$204,174	5.1%
Homeowners	28,522	27,434	4.0	119,541	113,576	5.3
Other	4,413	4,143	6.5	18,176	16,989	7.0
Total personal lines	83,983	80,075	4.9	352,327	334,739	5.3
Commercial lines:
Automobile	18,032	15,007	20.2	76,729	65,552	17.1
Workers' compensation	21,842	19,134	14.2	98,079	88,739	10.5
Commercial multi-peril	22,052	19,550	12.8	94,219	83,413	13.0
Other	1,804	1,578	14.3	7,483	6,758	10.7
Total commercial lines	63,730	55,269	15.3	276,510	244,462	13.1
Total net premiums written	$147,713	$135,344	9.1%	$628,837	$579,201	8.6%

The Company’s net premiums written increased 9.1% for the fourth quarter of 2015 compared to the fourth quarter of 2014. This increase represented the combination of 15.3% growth in commercial lines net premiums written and 4.9% growth in personal lines net premiums written. The $12.4 million growth in net premiums written for the fourth quarter of 2015 compared to the fourth quarter of 2014 included:

  $4.3 million, or 3.2% of total net premiums written, related to the termination at the beginning of 2015 of the MICO external quota-share reinsurance agreement that increased the amount of business MICO retained.
  $5.8 million in commercial lines premiums, in addition to the MICO reinsurance change, that the Company attributes primarily to premium rate and exposure increases as well as new commercial accounts the Company’s insurance subsidiaries have written throughout their operating regions.
  $2.3 million in personal lines premiums, in addition to the MICO reinsurance change, that the Company attributes primarily to premium rate increases the Company has implemented over the past year and lower reinsurance reinstatement premiums resulting from catastrophic loss events.

For the full year of 2015, the Company's net premiums written increased 8.6% compared to the comparable prior-year period.  This increase included $19.6 million, or 3.4% of total net premiums written, related to the aforementioned termination of the MICO quota-share reinsurance agreement.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Statutory Combined Ratios
Personal Lines:
Automobile	117.0%	116.0%	104.3%	102.8%
Homeowners	85.6	93.4	97.6	97.8
Other	76.0	79.9	82.7	99.5
Total personal lines	104.2	106.5	100.9	101.0
Commercial Lines:
Automobile	119.3	123.9	109.5	115.0
Workers' compensation	83.7	86.6	87.6	91.1
Commercial multi-peril	84.1	88.7	90.8	102.9
Total commercial lines	92.0	95.1	92.8	99.8
Total lines	98.9%	101.8%	97.4%	100.5%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	62.9%	67.8%	59.7%	62.3%
Loss ratio (weather-related)	2.9	2.8	6.1	7.5
Expense ratio	32.2	30.4	32.6	31.4
Dividend ratio	0.9	0.6	0.6	0.5
Combined ratio	98.9%	101.6%	99.0%	101.7%

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, “We were pleased to achieve solid core underwriting results for 2015, as our 97.4% full-year statutory combined ratio demonstrates. Weather losses for the full year were modestly below our previous five-year average level. The benefits of our multi-year focus on underwriting initiatives and rate adequacy were seen most clearly in our favorable full-year 2015 combined ratios for workers’ compensation and commercial multi-peril, our largest commercial lines of business, and also in our solid full-year 2015 homeowners combined ratio within our personal lines segment.”

Mr. Miller added, “For both our commercial lines and personal lines of business, our agents market multiple insurance products together as a package to service a policyholder’s entire account. With that emphasis as an 'account writer,' we generally evaluate the profitability of each segment as a whole.  Nevertheless, we continue to monitor, and take steps to improve, the profitability of our personal and commercial automobile lines of business, which have underperformed our other lines of business.”

Weather-related losses of $4.5 million for the fourth quarter of 2015 contributed 2.9 percentage points to the Company’s loss ratio, compared to the $4.0 million of weather-related losses, or 2.8 percentage points of the Company’s loss ratio, for the fourth quarter of 2014. Weather-related loss activity in the fourth quarter of 2015 was lower than the Company's five-year average for fourth-quarter weather losses of $5.9 million. For the full year of 2015, weather-related losses were $36.9 million, which represented an improvement from the $41.8 million of weather-related losses the Company incurred for the full year of 2014.

Large fire losses, which the Company defines as individual fire losses in excess of $50,000, for the fourth quarter of 2015 were $6.0 million, or 3.9 percentage points of the Company’s loss ratio, lower than the $7.1 million of large fire losses, or 4.9 percentage points of the Company’s loss ratio, for the fourth quarter of 2014. The Company incurred large fire losses of $29.5 million for the full year of 2015, comparing favorably to the $32.8 million of large fire losses the Company incurred for the full year of 2014.

Net development of reserves for losses incurred in prior accident years for all lines of business added 1.5 percentage points to the Company’s loss ratio for the fourth quarter of 2015, comparing favorably to 4.8 percentage points for the fourth quarter of 2014. Net development of reserves for losses incurred in prior accident years added 1.2 percentage points to the Company's loss ratio for the full year of 2015, compared to 2.6 percentage points for the full year of 2014.

The Company’s statutory expense ratio1 was 32.0% for the fourth quarter of 2015, compared to 30.1% for the fourth quarter of 2014. The increase in the Company's statutory expense ratio reflected higher underwriting-based incentive costs that resulted from more favorable underwriting results for the fourth quarter of 2015 compared to the prior-year fourth quarter.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income from its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had 90.1% of its consolidated investment portfolio invested in diversified, highly rated and marketable fixed-maturity securities at December 31, 2015.

	December 31, 2015		December 31, 2014
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$93,403	10.4%	$74,878	9.0%
Obligations of states and political subdivisions	355,671	39.5	377,241	45.3
Corporate securities	138,119	15.3	106,171	12.7
Mortgage-backed securities	224,459	24.9	184,252	22.1
Total fixed maturities	811,652	90.1	742,542	89.1
Equity securities, at fair value	37,261	4.1	30,822	3.7
Investments in affiliates	38,477	4.3	39,284	4.7
Short-term investments, at cost	13,432	1.5	20,293	2.5
Total investments	$900,822	100.0%	$832,941	100.0%

Average investment yield	2.4%		2.3%
Average tax-equivalent investment yield	3.1%		3.1%
Average fixed-maturity duration (years)	4.4		4.1

Net investment income of $5.4 million for the fourth quarter of 2015 increased 13.1% compared to $4.8 million in net investment income for the fourth quarter of 2014. The increase in net investment income reflected primarily an increase in average invested assets and a decreased allocation of expenses to our investment operations for the fourth quarter of 2015 compared to the prior-year period. Net realized investment gains were $1.3 million for the fourth quarter of 2015, compared to $837,172 for the fourth quarter of 2014. The Company had no impairments in its investment portfolio that it considered to be other than temporary during the full years of 2015 or 2014.

Mr. Miller, in commenting on the Company’s investment operations, noted, “For the full year of 2015, our invested assets rose by $67.9 million, contributing to the growth in our investment income during the year.  We attribute the increase in invested assets largely to our top-line premium growth. Our portfolio consists primarily of highly rated fixed-maturity securities.  We are investing new funds and proceeds of called and maturing securities in corporate and mortgage-backed fixed maturities and, to a lesser extent, dividend-paying equity securities, as we strive to maintain our average investment yield in the continuing low interest rate environment.”

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”). DFSC owns all of the outstanding stock of Union Community Bank. The Company accounts for its investment in DFSC using the equity method of accounting. The Company’s equity in the earnings of DFSC was immaterial for the fourth quarters of 2015 and 2014. For the full years of 2015 and 2014, the Company’s equity in the earnings of DFSC was $1.3 million and $1.2 million, respectively. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company’s insurance subsidiaries also prepare financial statements based on the statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of the insurance companies the Company regards as its peers. These non-GAAP measures are operating income (loss) and statutory combined ratio.

Operating income (loss) is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income (loss) as net income (loss) excluding after-tax net realized investment gains or losses. Because the Company’s calculation of operating income (loss) may differ from similar measures other companies use, investors should exercise caution when comparing the Company’s measure of operating income (loss) to the measures other companies report.

The following table provides a reconciliation of the Company's net income to the Company's operating income for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Operating Income
Net income	$7,764	$4,486	73.1%	$26,770	$14,539	84.1%
Realized gains (after tax)	(814)	(552)	47.5%	(1,257)	(2,068)	-39.2%
Operating income	$6,950	$3,934	76.7%	$25,513	$12,471	104.6%

Per Share Reconciliation of Net
Income to Operating Income
Net income – Class A (diluted)	$0.28	$0.17	64.7%	$0.98	$0.55	78.2%
Realized gains (after tax)	(0.03)	(0.02)	50.0%	(0.05)	(0.08)	-37.5%
Operating income – Class A	$0.25	$0.15	66.7%	$0.93	$0.47	97.9%

Net income – Class B	$0.25	$0.15	66.7%	$0.88	$0.49	79.6%
Realized gains (after tax)	(0.02)	(0.02)	0.0%	(0.04)	(0.07)	-42.9%
Operating income – Class B	$0.23	$0.13	76.9%	$0.84	$0.42	100.0%

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Friday, February 19, 2016, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company’s web site at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company’s web site.

About the Company

Donegal Group is an insurance holding company. The Company’s Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group has grown profitably since its formation in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, acts of terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2015	2014

Net premiums earned	$155,557	$144,211
Investment income, net of expenses	5,444	4,815
Net realized investment gains	1,251	837
Lease income	182	212
Installment payment fees	1,361	1,508
Equity in earnings of DFSC	1	8
Total revenues	163,796	151,591

Net losses and loss expenses	102,354	101,877
Amortization of deferred acquisition costs	25,641	23,913
Other underwriting expenses	24,517	19,859
Policyholder dividends	1,371	860
Interest	203	340
Other expenses	747	600
Total expenses	154,833	147,449

Income before income tax expense (benefit)	8,963	4,142
Income tax expense (benefit)	1,199	(344)

Net income	$7,764	$4,486

Net income per common share:
Class A - basic	$0.29	$0.17
Class A - diluted	$0.28	$0.17
Class B - basic and diluted	$0.25	$0.15

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,194,507	21,383,054
Class A - diluted	22,388,042	21,946,147
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$147,713	$135,344

Book value per common share
at end of period	$15.66	$15.40

Annualized return on average equity	7.3%	4.3%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2015	2014

Net premiums earned	$605,641	$556,498
Investment income, net of expenses	20,950	18,344
Net realized investment gains	1,934	3,134
Lease income	750	856
Installment payment fees	5,835	6,473
Equity in earnings of DFSC	1,277	1,243
Total revenues	636,387	586,548

Net losses and loss expenses	398,367	388,401
Amortization of deferred acquisition costs	99,513	90,146
Other underwriting expenses	97,710	84,659
Policyholder dividends	3,863	2,796
Interest	1,111	1,517
Other expenses	2,451	2,746
Total expenses	603,015	570,265

Income before income tax expense	33,372	16,283
Income tax expense	6,602	1,744

Net income	$26,770	$14,539

Net income per common share:
Class A - basic	$0.99	$0.56
Class A - diluted	$0.98	$0.55
Class B - basic and diluted	$0.88	$0.49

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,045,999	21,099,861
Class A - diluted	22,394,121	21,564,456
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$628,837	$579,201

Book value per common share
at end of period	$15.66	$15.40

Return on average equity	6.5%	3.6%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2015	2014
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$310,259	$307,392
Available for sale, at fair value	501,393	435,150
Equity securities, at fair value	37,261	30,822
Investments in affiliates	38,477	39,284
Short-term investments, at cost	13,432	20,293
Total investments	900,822	832,941
Cash	28,139	35,579
Premiums receivable	141,267	133,307
Reinsurance receivable	259,728	253,636
Deferred policy acquisition costs	52,108	48,299
Prepaid reinsurance premiums	113,523	115,872
Other assets	42,247	39,021
Total assets	$1,537,834	$1,458,655

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$578,205	$538,258
Unearned premiums	429,493	408,646
Accrued expenses	22,460	19,430
Borrowings under lines of credit	81,000	53,500
Subordinated debentures	5,000	5,000
Other liabilities	13,288	17,686
Total liabilities	1,129,446	1,042,520
Stockholders' equity:
Class A common stock	235	224
Class B common stock	56	56
Additional paid-in capital	219,525	200,349
Accumulated other comprehensive income	774	5,354
Retained earnings	234,804	223,254
Treasury stock, at cost	(47,006)	(13,102)
Total stockholders' equity	408,388	416,135
Total liabilities and stockholders' equity	$1,537,834	$1,458,655

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com